Exhibit 16.1

April 27, 2018

U.S. Securities and Exchange Commission

100 F. Street

Washington, DC 20549 – 7561

Ladies and Gentlemen:

Re: Frontier Digital Media Group, Inc.

Commission File No. 000-24379

We have read the statements of Frontier Digital Media Group, Inc. pertaining to our firm included in Item 4.01 of the Form 8-K dated April 27, 2018 and are in agreement with the statements contained in that document pertaining to our firm.

Sincerely,

Pritchett, Siler and Hardy P.C.